March 18, 2003

Northern Mining Explorations Ltd.

Place du Canada

1010, de la Gauchetiere Street West

Suite M-110

Montreal, Quebec

Canada H3B 2N2

Attn:  Mr. Carlos H. Bertoni, CEO

Dear Sirs:

RE:   Amendment to Letter of Intent dated January 20, 2003

This will confirm that the Letter of Intent between Northern Mining Explorations Ltd. (the "Optionee") and Tan Range Exploration Corporation for an Option to acquire from Tanzanian American International Development Corporation 2000 ("Tanzam 2000"), Kabahelele Mining Company Limited ("Kabahelele") and Tancan Mining Company Limited ("Tancan") (collectively the "Optionors") dated January 20, 2003 is hereby amended as follows:

(a)

By adding the interest of the Optionors in Prospecting License PL 1319/99 ("PL 1319/99"), located in Tanzania, a copy of which is attached hereto as Schedule "A".  We confirm that Tanzam 2000 holds an option to acquire a 70% undivided interest in PL 1319/99 pursuant to a Prospecting and Mining Option Agreement with Zahabu Investment Limited ("Zahabu") dated June 25, 1999, a copy of which is attached hereto as Schedule "B";

(b)

By amending paragraph 3.2 to read:  "In consideration of the grant of the Option, the Optionee agrees to pay to the Optionor the sum of Seventy Thousand Dollars ($70,000) immediately upon execution of the Letter of Intent by the Optionee and in consideration of the grant of the Option of PL 1319/99, the Optionee agrees to pay to the Optionor the sum of Ten Thousand Dollars ($10,000) immediately upon execution of the Amendment to Letter of Intent by the Optionee.";

(c)

By amending paragraph 4.1.4 table as attached hereto;

(d)

By amending PL Appl. No. 590 ("PL 590") to correctly read PL Appl. No. 594 ("Appl. 594").

1.

This Amendment to the Letter of Intent shall be deemed to be incorporated in and to form part of the said Letter of Intent dated January 20, 2003 and which said PL 1319/99 shall be included in and referred to under the same terms and conditions as the Letter of Intent, which, except as amended by this Amendment, shall continue in full force and effect.

Kindly indicate your acceptance of the foregoing by signing and returning one copy of this Amendment to Letter of Intent together with your payment of $10,000 in consideration of the grant of the option of PL 1319/99.

TAN RANGE EXPLORATION CORPORATION

Per:

Signed by Marek Kreczmer

MAREK J. KRECZMER

President

AGREED AND ACCEPTED THIS  16th

 DAY OF  April   , 2003.

NORTHERN MINING EXPLORATIONS LTD.

Per:

Signed by Paul A. Girard for:

CARLOS BERTONI, C.E.O.

4.1.4

Date of Completion	Payment to Optionors Re: PL 1319/99	Payment to Optionors Re: PL 427/96	Payment to Optionors Re: PL 1452/00	Payment to Optionors Re: PL 1946/02	Payment to Optionors Re: Appl. 594	Payment to Optionors Re: PL 1269/99	Payment to Optionors Re: PL 1275/99	Payment to Optionors Re: PL 1218/99	Payment to Optionors Re: PL 1947/02	Exploration and Development Expenditures	Drilling Requirement
December 31,2003	$20,000	$20,000	$20,000	$20,000	$20,000	$20,000	$20,000	$20,000	$20,000	$200,000+
December 31,2004	$30,000	$30,000	$30,000	$30,000	$30,000	$30,000	$30,000	$30,000	$30,000	$250,000+
December 31,2005	$40,000	$40,000	$40,000	$40,000	$40,000	$40,000	$40,000	$40,000	$40,000	$300,000+	17,000m RAB or 7,000m RC or 3,500m DD
December 31,2006	$50,000	$50,000	$50,000	$50,000	$50,000	$50,000	$50,000	$50,000	$50,000	$350,000+	20,000m RAB or 8,500m RC or 4,600m DD
December 31,2007	$60,000	$60,000	$60,000	$60,000	$60,000	$60,000	$60,000	$60,000	$60,000	$400,000+	23,000m RAB or 10,000m RC or 5,400m DD
TOTAL	$200,000	$200,000	$200,000	$200,000	$200,000	$200,000	$200,000	$200,000	$200,000	$1,500,000